Exhibit 10.1

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDMENT

TO THE LICENSE AND COLLABORATION AGREEMENT

This Amendment (the “First Amendment”) is made and entered into as of May 7, 2019 (the “First Amendment Effective Date”) by and between (i) Protagonist Therapeutics, Inc., a Delaware corporation (“Protagonist”) and (ii)  Janssen Biotech, Inc., a company organized under the laws of the Commonwealth of Pennsylvania (“Janssen”).  Protagonist and Janssen are referred to collectively herein as the “Parties.”

WHEREAS

A.  Protagonist and Janssen entered into a License and Collaboration Agreement effective as of May 26, 2017 (the “Agreement”) relating to the collaboration of the Parties in the development and commercialization of certain Licensed Products (as defined therein).

B.   Protagonist and Janssen desire to amend the terms of the Agreement.

NOW, THEREFORE, in consideration of the various provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

I.    Interpretation.

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

II.        Definitions

The following definitions are added to Article 1:

“2nd Generation Activity Threshold” means, with respect to a 2nd Generation Compound, that such 2nd Generation Compound:

[*]

“2nd Generation Compound” means any cyclic peptide other than the Initial Compound that is (a) disclosed by any Protagonist IL23 Receptor Inhibitor Patent Right, or (b) is

discovered and/or developed by either or both of the Parties pursuant to the 2nd Generation Development Plan and, in both of cases (a) and (b):

(i)         has an IC50 value of less than or equal to [*] nanomolar (i.e., [*]), as determined in the [*] described in Exhibit C; or

(ii)       has an affinity for IL23R less than or equal to [*]pM (i.e., [*]), as determined by [*].

“2nd Generation Development Plan” means the Parties’ written plan for the discovery, research and pre-clinical and clinical Development of 2nd Generation Products during the 2nd Generation Development Term, as such plan may be amended from time to time pursuant to Section 3.2.2, including the budget and timelines described in Section 3.2.1(b).  The initial 2nd Generation Development Plan (as relates to Research Activities) is attached to Exhibit H to this Amendment.

“2nd Generation Development Term” means, provided that at least one Development Candidate has been selected by the JSC prior to expiration of the Research Term,  the period beginning on the date of selection of the first Development Candidate and ending on:

(a)        If Janssen makes the Second Opt-In Election on or prior to [*], the [*]; and

(b)        If Janssen makes the Second Opt-In Election after [*],  the [*].

“2nd Generation Product” means a Licensed Product containing a 2nd Generation Compound.

“Development Budget” means the budget set forth in the approved Clinical Development Plan, 2nd Generation Development Plan or CMC Development Plan, as applicable, in each case for the Phase 2 Activities.

“Development Candidate” means a 2nd Generation Compound that has been selected by the JSC during the Research Term for pre-clinical and clinical Development under the 2nd Generation Development Plan.

“Development Candidate Selection Date” means the date that the JSC selects the first Development Candidate.

“Development Costs” has the meaning set forth in Section 7.2.4.

“Development Plan” means the Clinical Development Plan or the 2nd Generation Development Plan, as applicable.

“Funded Research Term” has the meaning set forth in Section 3.9.3(a).

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Initial Compound API Cost” means Janssen’s reasonable, attributable and necessary internal costs and reasonable, documented Third Party costs incurred in manufacturing or acquisition and supply of Compound API for the Initial Compound for commercial purposes, determined in accordance with Janssen’s accounting policies that are in accordance with U.S. generally accepted accounting principles and consistently applied across such Janssen’s commercial manufacturing supply network to other products that Janssen or one of its Affiliates manufactures.

“Initial Funding Term” has the meaning set forth in Section 3.9.3(b).

“Janssen Phase 1 Clinical Trial” means, with respect to a 2nd Generation Product, a Phase 1 Clinical Trial to be conducted by Janssen or its Affiliates [*] (or [*], as agreed by the Parties in writing).  Each Janssen Phase 1 Clinical Trial shall be included in the 2nd Generation Development Plan.

“Phase 1 CMC Development Costs” means the Collaboration CMC Costs incurred by a Party or any of its Affiliates with respect to the Collaboration CMC Activities for the Phase 1  Activities.

“Phase 1 Development Costs” means (a) Phase 1 Out-of-Pocket Costs and Expenses and (b) Phase 1 FTE Costs.

“Phase 1 Development FTE” means [*] hours of work devoted to or in direct support of the Phase 1 Activities under this Agreement by one or more qualified scientific, medical, manufacturing, technical and other employees, contractors or consultants of a Party or its Affiliates, as measured in accordance with such Party’s normal time allocation practices, provided that such employees, contractors or consultants shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

“Phase 1 FTE Costs” means, with respect to any period, the FTE Rate multiplied by the number of Phase 1 Development FTEs expended by a Party or any of its Affiliates during such period in the performance of Phase 1 Activities under this Agreement or the preparing, filing and maintaining of Regulatory Documentation (such as INDs and CTAs) for Licensed Products in support of Phase 1 Activities under this Agreement.

“Phase 1 Out-of-Pocket Costs and Expenses” means amounts paid by either Party or any of its Affiliates (a) to Third Party vendors or contractors for services or materials provided by them directly in the performance of Phase 1 Activities under this Agreement, to the extent such services or materials apply directly to such Phase 1 Activities, or the preparing, filing and maintaining of Regulatory Documentation (such as INDs and CTAs) for Licensed Products in support of Phase 1 Activities under this Agreement or (b) to the FDA or other Regulatory Authorities for filing fees for such Regulatory Documentation.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Phase 2 Activities” means (a) with respect to the Initial Product,  the CD Phase 2 Clinical Trial and any other Phase 2 Clinical Trial, and any related Development activities, set forth in the Clinical Development Plan, and (b) with respect to the 2nd Generation Products, the CD Phase 2 Clinical Trial and any other Phase 2 Clinical Trial, and any related Development activities, set forth in the 2nd Generation Development Plan.

“Protagonist Research Compound” means any compound arising from Protagonist’s performance of the Research Activities that is not a 2nd Generation Compound.

“Protagonist Research FTE” means [*] hours of work devoted to or in direct support of the Research Activities under this Agreement by one or more qualified scientific, medical, manufacturing, technical and other employees, contractors or consultants of Protagonist or its Affiliates, as measured in accordance with Protagonist’s normal time allocation practices, provided that such employees, contractors or consultants shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

“Protagonist Research FTE Rate” means a rate of [*] per FTE per Calendar Year for Research Activities; provided, however, that such rate shall be increased or decreased annually beginning on [*] by the percentage increase or decrease in the CPI between the last day of the most recently completed Calendar Year and December 31, 2019, plus [*] percent ([*]%). The FTE Rate is “fully burdened” and will cover employee salaries and such facilities and equipment and other materials and services, including ordinary laboratory consumables procured from distributors of relevant products as they may use.

“Research Activities” means the discovery and research activities for 2nd Generation Products set forth in the 2nd Generation Development Plan.

“Research Plan” means the portion of the 2nd Generation Development Plan directed to the Research Activities.

“Research Term” has the meaning set forth in Section 3.9.3(a).

Section 1.10 is amended by replacing it in its entirety with the following:

1.10.    “CD Phase 2 Clinical Trial” means:

(a)  with respect to the Initial Product,  the first to be completed of (i) the Phase 2 Clinical Trial of the Initial Product for CD set forth in the initial Clinical Development Plan, which includes both a Phase 2A portion and Phase 2B portion, or (ii) the first Phase 2 Clinical Trial (including the Phase 2 portion of a Phase 2/3 Clinical Trial, if applicable) of the Initial Product for CD conducted under the Clinical Development Plan, provided that if the first Phase 2 Clinical Trial of the Initial Product for CD conducted under the Clinical Development Plan is a stand-alone Phase 2A Clinical Trial (as so designated in the protocol), then the CD Phase 2 Clinical Trial for the Initial Product shall also include the next Phase 2 Clinical Trial of the Initial Product for CD conducted under the Clinical

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Development Plan (including the Phase 2 portion of a Phase 2/3 Clinical Trial, if applicable); and

(b)  with respect to 2nd Generation Products,  the first to be completed Phase 2 Clinical Trial (including the Phase 2 portion of a Phase 2/3 Clinical Trial, if applicable,  or stand-alone Phase 2B Clinical Trial) of a 2nd Generation Product for CD conducted under the 2nd Generation Development Plan; provided that if such Phase 2 Clinical Trial is a stand-alone Phase 2A Clinical Trial (as so designated in the protocol), then the CD Phase 2 Clinical Trial for the 2nd Generation Products shall also include the next Phase 2 Clinical Trial for such 2nd Generation Product (or a replacement 2nd Generation Product) conducted under the 2nd Generation Development Plan (including the Phase 2 portion of a Phase 2/3 Clinical Trial, if applicable) which is intended to identify an appropriate dose of such 2nd Generation Product for use in Phase 3 Clinical Trials.

For clarity, each CD Phase 2 Clinical Trial (a) if consisting of a Phase 2/3 Clinical Trial shall include an interim analysis to be conducted immediately following the Phase 2 portion thereof, and (c) shall be deemed completed as of the Phase 2B Completion Date therefor.

Section 1.16 is amended by replacing it in its entirety with the following:

1.16.    “CMC Development Plan” means the Parties’ written plan for CMC Development and Manufacturing of the Initial Compound and Initial Product and 2nd Generation Compound(s) and 2nd Generation Product(s) during the applicable Development Term, as amended from time to time pursuant to Section 3.2.2, including the budget and timelines described in Section 3.2.1(b). The initial CMC Development Plan is attached as Exhibit B to the Agreement.

Section 1.17 is amended by replacing it in its entirety with the following:

1.17.    “Collaboration Activities” means, collectively, the Research Activities, the Phase 1 Activities, Phase 2 Activities and Collaboration CMC Activities.

Section 1.20 is amended by replacing it in its entirety with the following:

1.20.    “Collaboration Information” means: (a) the Clinical Development Plan, 2nd Generation Development Plan and CMC Development Plan; (b) the JSC minutes prepared in accordance with Section 2.1.4(b) and the Collaboration Records; (c) the reports delivered by the Parties pursuant to Section 3.6.4; (d) all data and results arising from and during the conduct of the Research Activities under this Agreement directly relating to the 2nd Generation Compounds, including all reports delivered by the Parties pursuant to Section 3.9.7;  (e) the Phase 1 Data Packages, Phase 2A Results, Phase 2 Data Packages and any final clinical study reports for the Phase 1 Clinical Trial of the Initial Product set forth in the Development Plan, any Phase 1 Clinical Trial of a 2nd Generation Product set forth in the 2nd Generation Development Plan or a  CD Phase 2 Clinical Trial; and (f) non-public Collaboration Know-How and non-public Collaboration Patent Rights.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 1.33 is amended by replacing it in its entirety with the following:

1.33     “Development Term” means

(a)        with respect to the Initial Compound, the period beginning on the Effective Date and ending on:

(i)         If Janssen makes the Second Opt-In Election on or prior to [*], the [*]; and

(ii)       If Janssen makes the Second Opt-In Election after [*], the [*]; and

(b)        with respect to the 2nd Generation Compounds, the 2nd Generation Development Term.

Section 1.34 is amended by replacing it in its entirety with the following:

1.34.    “Diligent Efforts” means, with respect to any Party’s performance of the Research Activities during the Research Term or the Collaboration Activities during the Development Term, the carrying out of such activities in a prompt and timely manner using reasonable, good faith efforts and adequate and appropriate resources.

Section 1.62 is amended by replacing it in its entirety with the following:

1.62     “Licensed Compound” means PTG-200, a GI-targeted peptide with local IL23 receptor antagonist effect, as further described on Schedule 1.62 (the “Initial Compound”), or a 2nd Generation Compound.

Section 1.63 is amended by replacing it in its entirety with the following:

1.63     “Licensed Product” means any pharmaceutical product or formulation containing the Initial Compound or a 2nd Generation Compound.

Section 1.78 is amended by replacing it in its entirety with the following:

1.78. “Phase 1 Activities” means (i) the Phase 1 Clinical Trial of the Initial Product set forth in the initial Clinical Development Plan, (ii) any Phase 1 Clinical Trial for a 2nd Generation Product set forth in the 2nd Generation Development Plan, and (iii) any related Development activities (including pre-clinical and IND-enabling studies) set forth in the Clinical Development Plan for the Initial Product or 2nd Generation Development Plan for a  2nd Generation Product.

Section 1.80 is amended by replacing it in its entirety with the following:

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.80.  “Phase 1 Completion Date” means the date of database lock for (a) the Phase 1 Clinical Trial for the Initial Product set forth in the initial Clinical Development Plan, or (ii) the first Phase 1 Clinical Trial for a  2nd Generation Product.

Section 1.91 is amended by replacing it in its entirety with the following:

1.91.    “Phase 2A Activities” means the Phase 2A portion of a CD Phase 2 Clinical Trial (whether a stand-alone Phase 2A Clinical Trial or part of a larger Clinical Trial), and any related Development activities set forth in the Clinical Development Plan.

Section 1.92 is amended by replacing it in its entirety with the following:

1.92.    “Phase 2A Completion Date” means the date of database lock for the Phase 2A portion of a CD Phase 2 Clinical Trial (whether a stand-alone Phase 2A Clinical Trial or part of a larger Clinical Trial) after the last patient in such Clinical Trial completes the last visit as described in the protocol for such Clinical Trial.  For clarity, recruitment for the Phase 2B portion of a  CD Phase 2 Clinical Trial may commence before the Phase 2A Completion Date.

Section 1.94 is amended by replacing it in its entirety with the following:

1.94.    “Phase 2B Completion Date” means the date of database lock for the Phase 2B portion of a  CD Phase 2 Clinical Trial after the last patient in such Clinical Trial completes the last visit as described in the protocol for such Clinical Trial or, if such CD Phase 2 Clinical Trial is a Phase 2/3 or Phase 2b/3 Clinical Trial, the date that Janssen completes its interim analysis of the Phase 2 or Phase 2b portion, as applicable, of such Clinical Trial.

Section 1.108 is amended by replacing it in its entirety with the following:

1.108.  “Retained Compound” means any peptide that is disclosed by any Protagonist IL23 Receptor Inhibitor Patent Rights and that:

(a)        has an IC50 value of greater than [*] nanomolar (nM), as determined in the [*] described in Exhibit C; and

(b)        has an affinity for IL23R greater than [*]nM, as determined in the [*].

III.       Governance

Section 2.1.1  is amended by replacing it in its entirety with the following:

2.1.1. Formation, Composition and Term of JSC.

(a)        Within [*] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to oversee and coordinate the Parties’ activities during the Research Term and respective Development Terms including, without limitation, determining whether to pursue Development of the Initial Compound

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and Initial Product and/or one or more 2nd Generation Compounds and 2nd Generation Products, and, following the end of the Development Term for the Initial Product or the  2nd Generation Products,  as applicable, to serve solely as an information sharing body in accordance with Section 5.3.2 for the respective Licensed Product for which the Development Term has terminated.

(b)        The JSC initially shall be composed of [*] members, [*] of whom shall be representatives appointed by Protagonist and [*] of whom shall be representatives appointed by Janssen, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. Neither Party shall appoint any representative to the JSC that is not an employee of such Party or one of its Affiliates without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party shall appoint one (1) of its representatives as co-chairperson of the JSC. The size of the JSC may be changed from time to time by written agreement of the Parties, provided that the JSC shall at all times include an equal number of representatives of each Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(c)        After the Development Term has expired for a Licensed Product, the JSC shall have no oversight or decision-making authority with respect to such Licensed Product and shall serve solely as an information-sharing body with respect to such Licensed Product in accordance with Section 5.3.2. The JSC shall automatically dissolve when Janssen has no further reporting obligations under Section 5.3.2 (or such later time as agreed by the Parties).

Section 2.1.2 is amended by replacing it in its entirety with the following:

2.1.2  Subcommittees.

(a) The Parties shall establish a Joint Manufacturing Committee (“JMC”) promptly after establishing the JSC. The purpose of the JMC will be to oversee and coordinate the Parties’ performance of the Collaboration CMC Activities during the Development Term, to share information and facilitate the performance and execution of such activities, and to review and discuss potential changes to the CMC Development Plan and to Third Party manufacturers of clinical supplies for the Phase 1 Activities and Phase 2 Activities.

(b) The Parties shall establish a Joint Research Committee (“JRC”) promptly after the Amendment Effective Date, with each Party designating [*] representatives to serve on the JRC. The purpose of the JRC will be to oversee and coordinate the Parties’ performance of the Research Activities during the Research Term, to share information and facilitate the performance and execution of such activities, and to review and discuss potential changes to the Research Plan.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) The JSC may, as necessary or appropriate and agreed to by the JSC, establish other subcommittees and delegate tasks within its authority as expressly provided for hereunder to such subcommittees (the JMC and each other subcommittee, a “Subcommittee”). Each Subcommittee shall operate in the same manner as the JSC, as described in Section 2.1.4, provided that no Subcommittee shall have any decision-making authority, but shall instead make recommendations to the JSC with respect to such matters within its authority.

(d) All Subcommittees shall automatically dissolve upon the end of the Development Term (or such later time as agreed by the Parties).

Section 2.1.3 is amended by replacing it in its entirety with the following:

2.1.3.   Responsibilities of the JSC.  The JSC shall oversee the Research Activities during the Research Term and the Collaboration Activities during the Development Term.  In particular, the JSC shall:

(a)        create the 2nd Generation Development Plan and review and approve proposed amendments to the Development Plans (including the corresponding Development Budget) in accordance with Section 3.2.2;

(b)        review and discuss the results of the Research Activities and determine whether to select one or more Development Candidates;

(c)        review and discuss the results of the Collaboration Activities;

(d)        decide matters presented to it by any Subcommittee, in each case, that is within the scope of responsibilities delegated to the respective Subcommittee under this Agreement or by the JSC; and

(e)        perform such other functions as expressly set forth in this Agreement or as mutually agreed upon by the Parties in writing.

Section 2.1.4(c) is amended by replacing it in its entirety with the following:

(c)        Decision-Making.

(1)        The JSC shall make decisions and take action (A) by consensus of the members present at a meeting at which a quorum exists, with each Party ensuring that its representatives make such decisions in good faith, and having a single vote irrespective of the number of representatives of such Party in attendance, or (B) by a written resolution signed by at least both co-chairpersons appointed by each Party.

(2)        If the JSC does not reach consensus on any matter within its authority (a “Deadlocked Matter”) within a period of [*] (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, refer the Deadlocked Matter

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

to the Executive Officers; provided,  however, that, if the Executive Officers do not reach agreement on such Deadlocked Matter within [*] after such Deadlocked Matter is referred to the Executive Officers, then, subject to Section 2.1.4(c)(3):

(i)         Protagonist shall have the final decision-making right with respect to any Deadlocked Matter to the extent it relates to [*], except that, irrespective of [*], Janssen shall have the final decision-making right with respect to [*] and to the extent [*], which decision shall be final and binding on the Parties;

(ii)       Janssen shall have the final decision-making right with respect to any Deadlocked Matter to the extent it relates to [*] (other than as described in Section 2.1.4(c)(2)(i) above) and/or [*], which decision shall be final and binding on the Parties; provided, however, that Janssen may not exercise its final decision-making authority under this Section 2.1.4(c)(2)(ii) to (A) make any Fundamental Development Plan Change [*] without Protagonist’s consent, which shall not be unreasonably withheld, delayed or conditioned, unless [*], or (B) decrease the number of Protagonist Research FTEs performing Research Activities under the 2nd Generation Development Plan below [*] during the Initial Funding Term, or below [*] following the Initial Funding Term (subject to [*]), without Protagonist’s consent, which shall not be unreasonably withheld, delayed or conditioned;

(iii)      Janssen shall have the final decision-making right with respect to any Deadlocked Matter to the extent it relates to [*] (other than as described in Section 2.1.4(c)(2)(i) above), which decision shall be final and binding on the Parties except that Janssen may not exercise its final decision-making authority under this Section 2.1.4(c)(2)(iii) to [*], without Protagonist’s consent, which shall not be unreasonably withheld, delayed or conditioned; and

(iv)       Neither Party shall have the final decision-making right with respect to any Deadlocked Matter, including the right to effect any Fundamental Development Plan Change, except as described in Sections 2.1.4(c)(2)(i), (ii) and (iii), and in such event the matter shall remain deadlocked and the status quo shall persist unless and until the Parties reach agreement on such matter; provided, however, that, to the extent the Deadlocked Matter is with respect to a Fundamental Development Plan Change, the Parties shall proceed under the then-current Plan (including the then-current Development Budget) having last been approved by both Parties.

For purposes of this Section, “Fundamental Development Plan Change” means any of the following changes with respect to a  then-current Development Plan having last been approved by both Parties: (i) [*] and (ii) [*],  (A) a change to [*] the Phase 2A Clinical Trial  ([*]), or (B) removal or modification of the [*] for such Phase 2A Clinical Trial, unless [*], such change is necessary (1) [*], (2) [*] or (3) [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(3)        Neither Party may exercise its final decision-making authority under Section 2.1.4(c)(2) with respect to a Deadlocked Matter to: (i) require or cause the other Party to take any action in violation of Applicable Law or that, in such other Party’s  reasonable determination, is a risk to patients or clinical trial subjects or is otherwise contrary to GCP and ethics or such other Party’s  compliance policies; or (ii) require or cause the other Party to bear any costs other than those set forth in then-current applicable Development Budget or to commit additional FTE resources to conduct Research Activities or Collaboration Activities, except as specified in Section 2.1.4(c)(ii);  or (iii) alter Sections  3.3.1, 3.4.1, 3.4.3, 3.9.2 or 5.3.1 or any requirement to use Commercially Reasonable Efforts or Diligent Efforts.

Section 2.1.6 is amended by replacing it in its entirety with the following:

2.1.6. Discontinuation of the JSC. The activities to be performed by the JSC and its Subcommittees shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC and each Subcommittee shall continue to exist as provided in Section 2.1.1(c) or Section 2.1.2(c), as applicable, unless before such time the Parties mutually agree to disband such committee or Protagonist provides written notice to Janssen of its intention to disband and no longer participate in such committee. Once the Parties mutually agree to disband a committee or Protagonist has provided written notice to disband a committee, such committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers. In the event a committee is disbanded as provided in this Section 2.1.6, any decisions that are designated under this Agreement as being subject to the review or approval of such committee shall be made by mutual agreement of the Parties directly (other than any matter that was subject to the final decision-making authority of Janssen under Section 2.1.4(c)(2)(ii) or 2.1.4(c)(2)(iii), which shall thereafter be made by Janssen directly), subject to the other terms and conditions of this Agreement.

IV.       Activities During Research Term and Development Term

The Title of Article 3 is amended by replacing it in its entirety with the following:

Article 3

ACTIVITIES DURING RESEARCH TERM AND DEVELOPMENT TERM

Section 3.1 is amended by replacing it in its entirety with the following:

3.1.      General;  2nd Generation Development Plan.

(a)        General.  During the Development Term, the Parties shall conduct the Collaboration Activities in accordance with this Article 3.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)        2nd Generation Development Plan.

(i)   For the 2nd Generation Compound and 2nd Generation Product, the Parties shall perform the discovery and Development activities according to the 2nd Generation Development Plan.

(ii)  From time to time during the Research Term and 2nd Generation Development Term, as applicable, either Party may submit proposed amendments to the 2nd Generation Development Plan to the JSC for review and approval. The JSC shall consider each such proposed amendment at its next scheduled meeting. If the JSC approves such proposed amendment in accordance with Section 2.1.4(c), the 2nd Generation Development Plan shall be deemed amended to reflect such amendment and such amended 2nd Generation Development Plan shall become effective and supersede the previous 2nd Generation Development Plan as applicable, as of the date of such approval. If the JSC does not approve such proposed amendment, such matter shall be subject to escalation as described in Section 2.1.4(c).

The title to Section 3.2 is amended by replacing it in its entirety with the following:

3.2.      Clinical Development Plan; 2nd Generation Development Plan; CMC Development Plan.

Section 3.2.1 is amended by replacing it in its entirety with the following:

3.2.1. Contents.

(a)        The updated Clinical Development Plan shall contain all Development activities  (other than CMC Development activities) necessary to complete Development of the Initial Product for CD through the end of Phase 2. The Clinical Development Plan shall include a reasonably detailed description of such activities, a timeline for completion of such activities and the deliverables for such activities. The Clinical Development Plan shall include a budget for the Phase 2 Activities broken down by activity and by Calendar Year (the “Phase 2 Development Budget”). The initial Phase 2 Development Budget shall be approved by the JSC and shall be consistent with the Summary of the Phase 2 Clinical and CMC Development Budget attached to this Amendment as Exhibit D. The JSC shall review and update the Phase 2 Development Budget in accordance with Section 3.2.2 not less frequently than [*] for the subsequent Calendar Year prior to [*] of the current year, until the completion of the Phase 2 Activities hereunder for the Initial Product.

(b)        The 2nd Generation Development Plan shall contain all discovery and Development activities (other than CMC Development activities) necessary to discover

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and identify 2nd Generation Compounds and complete Development of a 2nd Generation Product for CD through the end of Phase 2. The 2nd Generation Development Plan shall include a reasonably detailed description of such activities, a timeline for completion of such activities and the deliverables for such activities. The 2nd Generation Development Plan shall include a budget for the Research Activities, Phase 1 Activities and Phase 2 Activities broken down by activity and by Calendar Year (the “2nd Generation Development Budget”). The initial 2nd Generation Development Budget shall be approved by the JSC. The JSC shall review and update the 2nd Generation Development Budget in accordance with Section 3.2.2 not less frequently than [*] for the subsequent Calendar Year prior to [*] of the current year, until the completion of the Phase 2 Activities hereunder for the 2nd Generation Products.

(c)        The CMC Development Plan shall at contain the following CMC Development and Manufacturing activities with respect to the Initial Compound and Initial Product at all times and, with respect to the 2nd Generation Compounds and 2nd Generation Products, at all times following selection of the first Development Candidate:

(1)        Compound API production and release testing for the conduct of the Phase 1 Activities, Phase 2 Activities, API stability, API optimization studies, and for formulation development studies for Phase 1, Phase 2 and Phase 3 use;

(2)        Compound API solution phase synthesis process development;

(3)        Drug Product capsule development, production, and release testing, packaging and labeling for the Phase 1 Activities and Phase 2 Activities;

(4)        Drug Product tablet development for the Phase 2 Activities and/or Phase 3 Clinical Trials; and

(5)        Drug Product tablet production, and release testing, packaging and labeling, for the Phase 2 Activities.

The CMC Development Plan may also include other CMC Development activities with respect to the Licensed Compounds and Licensed Products mutually agreed upon by the Parties. The CMC Development Plan shall include a reasonably detailed description of the activities set forth therein, a timeline for completion of such activities and the deliverables for such activities.  The CMC Development Plan shall include a budget for the Collaboration CMC Activities for the Phase 1 Activities and Phase 2 Activities, broken down by activity and by Calendar Year (the “CMC Development Budget”).  The initial CMC Development Budget for Phase 2 Activities for the Initial Product shall be approved by the JSC and shall be consistent with the Summary of the Phase 2 Clinical and CMC Development Budget attached to the Agreement as Exhibit D.

Section 3.2.2 is amended by replacing it in its entirety with the following:

3.2.2.   Amendments.  From time to time during a  Development Term, either Party may submit proposed amendments to the 2nd Generation Development Plan or Clinical Development Plan to the JSC for review and approval, and either Party or the JMC may

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

submit proposed amendments to the CMC Development Plan to the JSC for review and approval.  The JSC shall consider each such proposed amendment at its next scheduled meeting.  If the JSC approves such proposed amendment in accordance with Section 2.1.4(c), the applicable Development Plan shall be deemed amended to reflect such amendment and such amended Development Plan shall become effective and supersede the previous such Development Plan as of the date of such approval.  If the JSC does not approve such proposed amendment, such matter shall be subject to escalation as described in Section 2.1.4(c).

Section 3.3.1 is amended by replacing it in its entirety with the following:

3.3.1.   Responsibility; Diligence.

(a)        Protagonist shall be solely responsible for conducting the Phase 1 Activities for the Phase 1 Clinical Trial set forth in the Clinical Development Plan (which Clinical Trial has been completed as of the First Amendment Effective Date),  [*] Phase 1 Clinical Trial for [*] 2nd Generation Products set forth in the 2nd Generation Development Plan and, if Protagonist agrees in writing to [*] any further Phase 1 Activities for [*] 2nd Generation Products set forth in the 2nd Generation Development Plan, such further Phase 1 Activities.  Janssen shall be solely responsible for conducting any Janssen Phase 1 Clinical Trials.  The costs of such Phase 1 Activities shall be borne in accordance with Section 7.2.

(b)        The Party with the responsibility for such Phase 1 Activities under the 2nd Generation Development Plan shall use Diligent Efforts to conduct and complete the Phase 1 Activities in accordance with the 2nd Generation Development Plan (including the timeline set forth therein).  Protagonist shall have day-to-day operational control over the conduct of the Phase 1 Activities.

(c)        The Party with the responsibility for such Phase 1 Activities under the 2nd Generation Development Plan shall perform the Phase 1 Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

Section 3.3.3 is amended by replacing it in its entirety with the following:

3.3.3.   Evaluation of Data Package; Decision to Proceed to Phase 2 Activities.  Following Janssen’s receipt of a complete Phase 1 Data Package pursuant to Section 3.3.2, the JSC shall meet to discuss such Phase 1 Data Package and determine whether the results from the Phase 1 Activities support continuation of preparation and conduct of a CD Phase 2 Clinical Trial and related Phase 2 Activities.  As of the Amendment Effective Date, the parties have agreed that the results from the Phase 1 Activities for the Initial Product support continuation of preparation and conduct of a CD Phase 2 Clinical Trial for the Initial Product and related Phase 2 Activities. If Janssen or Protagonist has reasonably determined that there is a Material Safety Issue with respect to the results of

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the Phase 1 Activities, Janssen or Protagonist shall describe such safety issue in detail during such JSC meeting.  The JSC shall also discuss whether any amendments to the Phase 2 Activities in the applicable Development Plan should be made due to the results from the Phase 1 Activities and/or to address Material Safety Issues raised by either Party, and any such amendments shall be approved by the JSC in accordance with Section 3.2.2.

Section 3.3.4 is amended by replacing it in its entirety with the following:

3.3.4.   Clinical Study Report.  As of the First Amendment Effective Date, Protagonist has delivered to Janssen the clinical study report and Phase 1 Data Package for the Phase 1 Clinical Trial of the Initial Product set forth in the Clinical Development Plan.  Protagonist shall use Diligent Efforts to complete the clinical study report for the Phase 1 Clinical Trial of the first 2nd Generation Product set forth in the 2nd Generation Development Plan as promptly as is practicable following the delivery of the Phase 1 Data Package therefor, and shall deliver such clinical study report to Janssen promptly following its completion (and, in any event, no later than [*] after the Phase 1 Completion Date for such 2nd Generation Product).

Section 3.4.1 is amended by replacing it in its entirety with the following:

3.4.1.   Commencement of Phase 2 Activities.

(a)        Janssen shall file the Phase 2 IND for the Initial Product within approximately [*] following the First Amendment Effective Date.

(b)        With respect to 2nd Generation Products, if, following delivery of the Phase 1 Data Package for a 2nd Generation Product, the JSC determines pursuant to Section 3.3.3 that the results from the Phase 1 Activities support continuation of preparation and conduct of the CD Phase 2 Clinical Trial and related Phase 2 Activities, Protagonist shall use Diligent Efforts to provide to Janssen all data and information relating to the 2nd Generation Compound and 2nd Generation Product necessary to prepare the INDs and CTAs for the CD Phase 2 Clinical Trial for such 2nd Generation Product as soon as practicable after such JSC determination. Janssen shall use Diligent Efforts to prepare and submit such INDs and CTAs to the applicable Regulatory Authorities after Protagonist provides such necessary data and information.  The Parties will use Diligent Efforts to complete such activities within [*] after the date on which the JSC (or Protagonist, as the case may be) makes such determination, and in any event Janssen shall file the Phase 2 IND for such 2nd Generation Product within [*] of the Phase 1 Completion Date for such 2nd Generation Product, it being understood that any delay in Protagonist’s delivery to Janssen of the necessary data and information as required above will result in a day for day increase to such time period.

(c)        Janssen shall use Diligent Efforts to initiate study site recruitment for each CD Phase 2 Clinical Trial within [*] after submission of the applicable Phase 2 IND, provided that there are no delays caused by the action of a Regulatory

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Authority, and thereafter shall use Diligent Efforts to continue such recruitment and conduct and complete such trial in accordance with the applicable Development Plan, subject to Section 3.8.  Notwithstanding the foregoing, if a Regulatory Authority requests or requires any changes to the Phase 2 Activities following submission of an IND or CTA in accordance with Section 3.4.1(a), (i) the JSC shall develop and approve an amendment to the Development Plan to address such request or requirement in accordance with Section 3.2.2 and (ii) Janssen shall have no obligation to commence the CD Phase 2 Clinical Trial until the JSC approves such amendment.

Section 3.4.3 is amended by replacing it in its entirety with the following:

3.4.3.   Responsibility; Diligence.

(a)        Janssen shall be solely responsible for conducting the Phase 2 Activities.  The costs and expenses of the Phase 2 Activities shall be shared by the Parties in accordance with Section 7.2.  Janssen shall use Diligent Efforts to conduct and complete the Phase 2 Activities in accordance with the applicable Development Plan (including the timeline set forth therein).   Janssen shall have day-to-day operational control over the conduct of the Phase 2 Activities.  For clarity, it shall not be  a breach of this Section 3.4.3 for Janssen to cease Developing the Initial Product provided that: (i) the Research Term is ongoing and Janssen is fulfilling its obligations under Section 3.9.6, or (ii) if the Research Term has terminated or expired, a Development Candidate has been selected and Janssen is fulfilling its obligations under this Section 3.4.3 with respect to a 2nd Generation Product.

(b)        Janssen shall perform the Phase 2 Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

(c)        Protagonist shall transfer to Janssen, upon Janssen’s request, sufficient rights in, to or under, all INDs, CTAs, safety databases and other Regulatory Documentation with respect to the Licensed Compounds and Licensed Products then held by Protagonist, its Affiliates and Third Party Subcontractors as reasonably necessary or useful to conduct Phase 2 Activities.

Section 3.4.4 is amended by replacing it in its entirety with the following:

3.4.4. Janssen Opt-In following Completion of the Phase 2A Activities for Initial Product. Following the Phase 2A Completion Date for the Initial Product, Janssen shall conduct an analysis of the Phase 2A Results in accordance with the Clinical Development Plan and determine whether to make the First Opt-In Election in accordance with Section 4.1. If Janssen makes the First Opt-In Election in accordance with Section 4.1.2, this Agreement shall continue in full force and effect as further described in Section 4.1.3. If Janssen does not make the First Opt-In Election in accordance with Section 4.1.2 for the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Initial Product,  then Janssen shall have no right to conduct any further Development of the Initial Compound or the Initial Product unless and until Janssen has paid to Protagonist the Milestone Payment for Milestone Event C or an equivalent payment. For clarity, Janssen shall continue to conduct the Phase 2 Activities in accordance with the Clinical Development Plan while Janssen performs such analysis and makes its determination with respect to the First Opt-In Election.

Section 3.4.5 is amended by replacing it in its entirety with the following:

3.4.5. Janssen Opt-In following Completion of the Phase 2B Activities. Following the Phase 2B Completion Date, Janssen shall determine whether to make the Second Opt-In Election in accordance with Section 4.2. If Janssen makes the Second Opt-In Election in accordance with Section 4.2.2, then this Agreement shall continue in full force and effect as further described in Section 4.2.3. If Janssen does not make the Second Opt-In Election in accordance with Section 4.2.2 for the Initial Product or a 2nd Generation Product, then this Agreement shall terminate in accordance with Section 4.2.4.

Section 3.5.4(a) is amended by replacing it in its entirety with the following:

(a)        Protagonist shall be responsible for the costs and expenses incurred with respect to Collaboration CMC Activities for the Phase 1 Activities, and shall reimburse Janssen for any such costs and expenses incurred by Janssen or any of its Affiliates, in each case in accordance with Section 7.2;

Section 3.6.2 is amended by replacing it in its entirety with the following:

3.6.2  Subcontracting

(a) Each Party may subcontract the performance of any Collaboration Activities to any of its Affiliates or any Third Party without prior written notice to the other Party (except as required pursuant to JSC sharing of information), provided that such Party shall oversee the performance by its Affiliates and Third Party Subcontractors in a manner that would be reasonably expected to result in their timely completion and shall remain responsible for the performance of such activities in accordance with this Agreement. Notwithstanding the foregoing, any Third Party Subcontractor to be used by the Conducting Party to perform any Collaboration CMC Activities for the Phase 1 Activities or Phase 2 Activities must be approved in advance by the other Party, which approval shall not be unreasonably withheld. An initial list of Protagonist’s Third Party subcontractors as of the Effective Date is set forth in Schedule 3.6.2. Following the Effective Date, the JSC, upon recommendation of the JMC, may amend Schedule 3.6.2 to add or remove subcontractors.

(b) With respect to any Collaboration Activities to be subcontracted to a Third Party (a “Third Party Subcontractor”) by Protagonist or by Janssen pursuant to a subcontracting agreement with a Third Party that is first entered into after the Effective Date: (A) each such arrangement will be set forth in a written contract

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

with such Third Party Subcontractor; and (B) each such contract shall be consistent with the terms and conditions of this Agreement and shall include (i) restrictions on the use and disclosure of Confidential Information of the other Party and (ii) an assignment to the applicable Party entering into such contract (the “Subcontracting Party”) of all rights to any and all results of the activities undertaken and other intellectual property made, invented or generated by such Third Party Subcontractor with respect to the Licensed Compounds or Licensed Products.

(c) A Subcontracting Party will notify the other Party of the engagement or retention of any Third Party Subcontractor to conduct any Collaboration Activities outside the ordinary course of business and, upon the request of such other Party, provide such other Party with a copy of the relevant contract (which may be redacted with respect to financial terms) to ensure compliance with the provisions of this Section 3.6.2.

Section 3.8 is amended by replacing it in its entirety with the following:

3.8.      Material Safety Issues.

3.8.1.   If, during the Development Term, either Party determines that there is a Material Safety Issue, such Party shall promptly notify the other Party and the JSC shall promptly meet to discuss such Material Safety Issue and to seek to approve an appropriate course of action to address such Material Safety Issue (which may include delaying, modifying, suspending or terminating one or more of the Collaboration Activities). During the pendency of such discussion, each Party may suspend or delay any Collaboration Activity allocated to it under a  Development Plan to the extent such activity is affected by such Material Safety Issue. If the JSC approves a course of action to address such Material Safety Issue, then the Parties shall thereafter take all actions necessary to implement such course of action. If the JSC does not approve a course of action to address such Material Safety Issue within [*] after becoming aware of such Material Safety Issue, then either Party may refer such matter to the Executive Officers for discussion and attempted resolution. If the Executive Officers approve a course of action to address such Material Safety Issue, then the Parties shall thereafter take all actions necessary to implement such course of action. If the Executive Officers do not approve a course of action to address such Material Safety Issue within [*] after the matter is referred to them, then, Janssen shall have the final decision-making authority to determine the appropriate course of action to address such Material Safety Issue and Janssen’s decision shall be final and binding on the Parties, subject to the limitations set forth in Section 2.1.4(c)(3); provided,  however, Janssen may not exercise its final decision-making authority to require Protagonist to commence or continue any Collaboration Activity if Protagonist determines, in good faith, that such Collaboration Activity should not be commenced or continued due to such Material Safety Issue and in such instance Janssen would have the right to authorize a clinical research organization to conduct the particular activity on behalf of Protagonist, at Janssen’s sole cost.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.8.2.   If (a) a Material Safety Issue arises after the commencement of a  CD Phase 2 Clinical Trial, (b) such Material Safety Issue is not resolved by the Parties after completing the process set forth in Section 3.8.1, (c) such Material Safety Issue has existed for more than [*], (d) Janssen has not used Diligent Efforts to resolve such Material Safety Issue, and (e) as of such time, the Research Term has expired and (i) such Material Safety Issue applies to each Licensed Compound or Licensed Product that is specifically the subject of then-ongoing or preparation for Phase 1 Activities or Phase 2 Activities or (ii) there are no other Licensed Compounds or Licensed Products (other than the Licensed Product that was the subject of such CD Phase 2 Clinical Trial) that are specifically the subject of then-ongoing or preparation for Phase 1 Activities or Phase 2 Activities, then Protagonist’s obligations and restrictions under Section 6.7 shall expire on the first date that all conditions set forth in clauses (a) through (d) are satisfied and Section 6.7 shall be of no further force or effect after such date.

A new Section 3.9 is added to the Agreement as follows:

3.9.            Conduct of Research Activities

3.9.1.  Generally.  During the Research Term, the Parties shall conduct the Research Activities in accordance with this Section 3.9.

3.9.2.  Responsibility; Diligence.

(a)        Each Party shall use Diligent Efforts to conduct and complete the Research Activities in accordance with the Research Plan (including the timeline set forth therein).  Protagonist shall have primary responsibility for the conduct of the Research Activities during the Funded Research Term (as defined below).

(b)        Each Party shall perform the Research Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law.

(c)        Except as set forth in Section 3.9.3, each Party shall bear its own costs incurred in its conduct of the Research Activities.

3.9.3.  Funding of Protagonist Research FTEs.

(a)        “Research Term” means the Funded Research Term and the [*] period immediately following the Funded Research Term.  “Funded Research Term” means the period commencing on the Amendment Effective Date and ending the [*], as may be terminated earlier pursuant to subsection (c) below.

(b)        Janssen shall fund [*] Protagonist Research FTEs at the Protagonist Research FTE Rate during the initial [*] of the Funded Research Term (the “Initial Funding Term”).  After the Initial Funding Term, for the remainder of

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the Funded Research Term, Janssen shall fund at least [*] Protagonist Research FTEs,  to be agreed by the Parties in writing at the Protagonist Research FTE Rate.  Notwithstanding the foregoing, if the Parties have not agreed in writing on a number of Protagonist Research FTEs as of the end of the Initial Funding Term, then Janssen shall continue to fund [*] Protagonist Research FTEs at the Protagonist Research FTE Rate during the Funded Research Term until such time as the Parties agree in writing on an alternative number of Protagonist Research FTEs.

(c)        Janssen may terminate the Funded Research Term by providing Protagonist with at least [*] prior written notice, provided that no such termination shall be effective until after the expiration of the Initial Funding Term.

(d)        Promptly following the end of the first Calendar Quarter following the First Amendment Effective Date, Protagonist shall submit an invoice to Janssen for the Protagonist Research FTEs actually utilized for Research Activities during the prior Calendar Quarter (pro-rated for the final Calendar Quarter, if applicable).    Such invoices, if undisputed, shall be payable by Janssen in accordance with Section 7.6 (i) within [*] after receipt or, (ii) if disputed by Janssen, within [*] after resolution of such dispute and, if such dispute is resolved against Protagonist, receipt of a correct invoice.

3.9.4.  No Development Candidate Selection.   If the JSC has not selected a Development Candidate as of the date of expiration or earlier termination of the Research Term, or such later date as the Parties may agree in writing (which extension shall not be subject to Janssen’s final decision-making right under Section 2.1.4(c)(2)), then:

(a)        All licenses, rights and options granted to Janssen hereunder, and all obligations of Protagonist hereunder other than pursuant to Section 6.7, in each case with respect to all 2nd Generation Compounds and 2nd Generation Products, shall terminate.

(b)        Protagonist shall solely and exclusively own all right, title and interest in and to all 2nd Generation Compounds discovered and/or Developed by either or both of the Parties pursuant to the 2nd Generation Development Plan, subject to Section 6.7 and Janssen’s rights under Section 6.1.1 with respect to Licensed Compounds and Licensed Products not discovered and/or Developed by either or both of the Parties pursuant to the 2nd Generation Development Plan.  Janssen hereby assigns, and shall cause its Affiliates to assign, to Protagonist all Collaboration Know-How and Collaboration Inventions arising from the Research Activities that solely relate to the composition and/or methods of use of one or more 2nd Generation Compounds discovered and/or Developed by either or both of the Parties pursuant to the 2nd Generation Development Plan and do not relate to other aspects of the Licensed Compounds (collectively, “2nd

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Generation Compound IP”).  The 2nd Generation Compound IP shall be deemed to be Protagonist’s Confidential Information, and Protagonist shall be deemed to be the Disclosing Party and Janssen shall be deemed to be the Receiving Party with respect to such Confidential Information. Janssen shall take, and shall cause its Affiliates to take, such actions as Protagonist may reasonable request to evidence and perfect such ownership, at Protagonist’s expense.  Notwithstanding the foregoing, nothing in this Section 3.9.4 shall alter Janssen’s rights under Article 8 with respect to Licensed Compounds and Licensed Products not discovered and/or developed by either or both of the Parties pursuant to the 2nd Generation Development Plan.  Janssen hereby grants to Protagonist, on behalf of Janssen and its Affiliates, subject to Section 6.7, a non-exclusive, perpetual, irrevocable, royalty-free, freely sublicensable through multiple tiers, transferable license under the Janssen Collaboration Know-How, Janssen Collaboration Patent Rights and Janssen’s interest in the Joint Collaboration Patent Rights related to any 2nd Generation Compound, excluding in each case the 2nd Generation Compound IP,  solely to the extent necessary to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize 2nd Generation Compounds and 2nd Generation Products in the Territory.

(c)        If as of such time, the First Opt-In Period has expired and Janssen has not provided Protagonist with a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period, or if Janssen provided a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period but did not pay the Opt-In Maintenance Fee within [*] after receipt of an invoice from Protagonist pursuant to Section 4.1.3(a), then this Agreement shall terminate in its entirety without any further action on the part of either Party and Section 12.6 shall apply.

3.9.5.  Reports.  During the Research Term:

(a)  each Party shall provide updates on its progress with respect to the conduct of the Research Activities, and a summary of the data and results from such activities, at each meeting of the JSC;

(b)  in addition to any such reports made to the JSC, each Party shall make its employees and consultants available for an in-person or telephonic meeting with the other Party at least once every Calendar Quarter to discuss its progress with respect to the conduct of the Research Activities; and

(c)  each Party shall provide the other Party with access to the data and results from the Research Activities upon such other Party’s reasonable request.

3.9.6.  Protagonist Research Compounds.  Protagonist shall solely and exclusively own all right, title and interest in and to all Protagonist Research Compounds, subject

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

to Section 6.7.  Janssen hereby assigns, and shall cause its Affiliates to assign, to Protagonist all Collaboration Know-How and Collaboration Inventions arising from the Research Activities that solely relate to the composition of one or more Protagonist Research Compounds and do not relate to (i) other aspects of the Protagonist Research Compounds or (ii) any 2nd Generation Compound (collectively, “Research Compound IP”).  The Research Compound IP shall be deemed to be Protagonist’s Confidential Information, and Protagonist shall be deemed to be the Disclosing Party and Janssen shall be deemed to be the Receiving Party with respect to such Confidential Information.  Janssen shall take, and shall cause its Affiliates to take, such actions as Protagonist may reasonable request to evidence and perfect such ownership, at Protagonist’s expense.   Janssen hereby grants to Protagonist, on behalf of Janssen and its Affiliates, subject to Section 6.7, a non-exclusive, perpetual, irrevocable, royalty-free, freely sublicensable through multiple tiers, transferable license under the Janssen Collaboration Know-How, Janssen Collaboration Patent Rights and Janssen’s interest in the Joint Collaboration Patent Rights related to any Protagonist Research Compound, excluding in each case the Research Compound IP,  solely to the extent necessary to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize Protagonist Research Compounds and products containing Protagonist Research Compounds in the Territory.

V.         Opt-In Rights

Article 4 is amended by replacing it in its entirety with the following:

Article 4

OPT-IN RIGHTS

4.1. First Opt-In.

4.1.1. Delivery of Phase 2A Results. Janssen shall deliver to Protagonist the top-line results from the Phase 2A Activities for the Initial Product within [*] after they become available to Janssen, which results shall include the primary and second endpoint, as well as available safety and exposure data, from the analysis cohort (the “Phase 2A Results”).

4.1.2. First Opt-In Election. Janssen may, at its sole discretion, elect to maintain its rights under this Agreement to advance the Initial Product into Phase 2B Activities through the expiration of the Second Opt-In Period by providing Protagonist with a written notice of such election (the “First Opt-In Election Notice”) at any time during the period beginning on the Effective Date and ending [*] after (i) the Phase 2A Completion Date for the Initial Product and (ii) Janssen’s receipt of topline results from such CD Phase 2A Clinical Trial;  provided,  however, that if Janssen is stayed from making such election after the Phase 2A Completion Date for the Initial Product by the filing of a petition by Protagonist under the Bankruptcy Code or otherwise, such period shall expire on the date that is [*] after the lifting or expiration of such stay (the “First Opt-In

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Period”). If Janssen provides a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period, Janssen shall be deemed to have made the “First Opt-In Election” on the date that the First Opt-In Election Notice is deemed given in accordance with Section 14.10.

4.1.3. Effect of First Opt-In Election. If Janssen makes the First Opt-In Election, then the provisions of this Section 4.1.3 shall apply.

(a) Protagonist shall invoice Janssen for, and Janssen shall pay to Protagonist within [*] after receipt of such invoice, a one-time, non-creditable, non-refundable fee equal to fifty million dollars ($50,000,000) (the “Opt-In Maintenance Fee”); and

(b) Janssen shall maintain its right to advance the Initial Product into Phase 2B Activities until the expiration of the Second Opt-In Period, unless earlier terminated in accordance with Article 12.

4.1.4. Effect of Failure to Make the First Opt-In Election.

(a)        If Janssen does not provide a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period, Janssen shall no longer have the right to advance the Initial Product into Phase 2B Activities, a Phase 3 Clinical Trial or otherwise conduct any further Development of the Initial Product or the Initial Compound (unless and until it pays Protagonist the Milestone Payment for Milestone Event C or an equivalent payment)  upon the expiration of the First Opt-In Period without any further action on the part of either Party.

(b)        If Janssen provides a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period but does not pay the Opt-In Maintenance Fee within [*] after receipt of an invoice from Protagonist pursuant to Section 4.1.3(a) for the Initial Product, then Janssen shall no longer have the right to advance the Initial Product into Phase 2B Activities, a Phase 3 Clinical Trial or otherwise conduct any further Development of the Initial Product or the Initial Compound (unless and until it pays Protagonist the Milestone Payment for Milestone Event C or an equivalent payment) upon the day immediately after the last day of such [*] period without any further action on the part of either Party.

(c)        Notwithstanding Sections 4.1.4(a) and (b), if Janssen does not provide a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period, or if Janssen provides a First Opt-In Election Notice on or prior to the expiration of the First Opt-In Period but does not pay the Opt-In Maintenance Fee within [*] after receipt of an invoice from Protagonist pursuant to Section 4.1.3(a) for the Initial Product, and as of such time the Research Term has expired or terminated and no

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Development Candidate has been selected in accordance with Section 3.9.6, then this Agreement shall terminate in its entirety upon the expiration of the Second Opt-In Period without any further action on the part of either Party and Section 12.6 shall apply.

4.2. Second Opt-In.

4.2.1. Delivery of Phase 2 Data Package.  If Janssen has paid the Opt-In Maintenance Fee, then [*] following (a)  the Phase 2B Completion Date  with respect to the Initial Product and  (b) Janssen’s receipt of topline results from such CD Phase 2 Clinical Trial, Janssen shall deliver to Protagonist a data package with respect to the Phase 2 Activities for the Initial Product.  For the first 2nd Generation Product, within [*] following (x)  the Phase 2B Completion Date with respect to the first 2nd Generation Product and  (y) Janssen’s receipt of topline results from such CD Phase 2 Clinical Trial, Janssen shall deliver to Protagonist a data package with respect to the Phase 2 Activities for such 2nd Generation Product.   As used herein, a  “Phase 2 Data Package” means a data package that contains: (i) a high level summary of the available results from the Phase 2 Activities; and (ii) all available safety and efficacy analyses conducted with respect to the Data relating to the Licensed Compounds and Licensed Products generated by or on behalf of Janssen in the course of performing the Phase 2 Activities.

4.2.2. Second Opt-In Election. Janssen may, at its sole discretion, elect to maintain its rights under this Agreement beyond the Second Opt-In Period by providing Protagonist with a written notice of such election (the “Second Opt-In Election Notice”) at any time during the period beginning on the date on which it timely pays the Opt-In Maintenance Fee and ending [*] after the Phase 2B Completion Date for either the Initial Product (but only if Janssen has paid the Opt-In Maintenance Fee) or first 2nd Generation Product;  provided,  however, that if Janssen is stayed from making such election after the Phase 2B Completion Date by the filing of a petition by Protagonist under the Bankruptcy Code or  otherwise, such period shall expire on the date that is [*] after the lifting or expiration of such stay (the “Second Opt-In Period”).  If Janssen provides a Second Opt-In Election Notice on or prior to the expiration of the Second Opt-In Period, Janssen shall be deemed to have made the “Second Opt-In Election” on the date that the Second Opt-In Election Notice is deemed given in accordance with Section 14.10.  For clarity, (a) if Janssen has paid the Opt-In Maintenance Fee but does not make the Second Opt-In Election for the Initial Product, and provided that a Development Candidate has been selected pursuant to Section 3.9.6 or the Research Term has not expired or terminated, then the Second Opt-In Period shall continue until the date ending [*] after the Phase 2B Completion Date for the first 2nd Generation Product; (b) if Janssen has paid the Opt-In Maintenance Fee but does not make the Second Opt-In Election for the Initial Product within the Second Opt-In Period and no Development Candidate has been selected pursuant to Section 3.9.6 as of such time and the Research Term has

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

expired or terminated, then the Second Opt-In Period shall expire; and (c) if Janssen has paid the Opt-In Maintenance Fee but does not make the Second Opt-In Election for the Initial Product within the Second Opt-In Period and as of such time the Research Term has not expired or terminated, and the Research Term thereafter expires or terminates without a Development Candidate being selected pursuant to Section 3.9.6, then the Second Opt-In Period shall expire contemporaneously with the expiration or termination of the Research Term.

4.2.3. Effect of Second Opt-In Election. If Janssen makes the Second Opt-In Election, then the provisions of this Section 4.2.3 shall apply.

(a)        Protagonist shall invoice Janssen for, and Janssen shall pay to Protagonist within [*] after receipt of such invoice, a one-time, non-creditable, non-refundable fee equal to fifty million dollars ($50,000,000) (the “Opt-In Exercise Fee”);

(b)        Article 5 shall take effect on the Opt-In Effective Date; and

(c)        the restriction set forth in Section 6.1.2 shall terminate on the Opt-In Effective Date; and

(d)        the License Term shall commence on the Opt-In Effective Date and this Agreement shall remain in full force and effect until the expiration of the Term, unless earlier terminated in accordance with Article 12.  For clarity, once the Opt-In Exercise Fee has been paid for a Licensed Product, whether the Initial Product or  a  2nd Generation Product, no additional Opt-In Exercise Fee will be owed for any other Licensed Product; provided that if Janssen did not pay the Opt-In Maintenance Fee, then Janssen shall have no rights to advance the Initial Product into Phase 2B Activities, a Phase 3 Clinical Trial or otherwise conduct any further Development of the Initial Product or the Initial Compound unless and until it pays Protagonist the Milestone Payment for Milestone Event C or an equivalent payment.

4.2.4. Effect of Failure to Make the Second Opt-In Election.

(a) If Janssen does not provide a Second Opt-In Election Notice on or prior to the expiration of the Second Opt-In Period for the Initial Product or 2nd Generation Product, if and as applicable, then this Agreement shall terminate in its entirety upon the expiration of the Second Opt-In Period without any further action on the part of either Party and Section 12.6 shall apply.

(b) If Janssen provides a Second Opt-In Election Notice on or prior to the expiration of the Second Opt-In Period but does not pay the Opt-In Exercise Fee for the Initial Product or 2nd Generation Product within [*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

after receipt of an invoice from Protagonist pursuant to Section 4.2.3(a) for such Licensed Product, then this Agreement shall terminate upon the expiration of the day immediately after the Second Opt-In Period last day of such [*] period without any further action on the part of either Party and Section 12.6 shall apply.

VI.       Activities During License Term

Section 5.1 is amended by replacing it in its entirety with the following:

5.1. General.

5.1.1.   This Article 5 shall take effect on the start of the License Term.

5.1.2.   During the License Term, Janssen shall conduct Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products in accordance with this Article 5.

Section 5.2.1 is amended by replacing it in its entirety with the following:

5.2.1. To facilitate an orderly transition of the Development and Manufacture of the Licensed Compounds and Licensed Products from Protagonist to Janssen:

(a)        promptly following the start of the License Term, Protagonist shall transfer to Janssen, and hereby assigns to Janssen all its right, title and interest in, to and under, all INDs, CTAs, safety databases and other Regulatory Documentation with respect to the Licensed Compounds and Licensed Products then held by Protagonist, its Affiliates and Third Party Subcontractors; and

(b)        upon Janssen’s request, Protagonist shall, and shall cause its Third Party  manufacturer(s) (subject to the terms of any applicable agreement(s) with such Third Party Manufacturer(s)), to transfer existing Manufacturing processes for the Compound API and Licensed Products to Janssen (or its designee) and to provide  reasonable technical assistance to Janssen (or its designee) in establishing Manufacturing processes for the Licensed Compounds and Licensed Products for a period of up to [*] following the start of the License Term.

(c)        If  Janssen did not pay the Opt-In Maintenance Fee, then Protagonist shall not be required to take any of the actions described in Section 5.2.1(a) or (b) with respect to the Initial Compound and Initial Product unless and until Janssen pays Protagonist the Milestone Payment for Milestone Event C or an equivalent payment.

Section 5.3.1 is amended by replacing it in its entirety with the following:

5.3.1. Responsibility; Diligence. Janssen shall have the sole right and authority, at its sole cost and expense (other than with respect to the Collaboration Activities), to Develop

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensed Compounds and Licensed Products in the Field in the Territory. Janssen shall use Commercially Reasonable Efforts to Develop and obtain Marketing Approval for one (1) Licensed Product, whether it is the Initial Product or a 2nd Generation Product, for each of CD and UC (which may be the same Licensed Product) in each of the Major Market Countries. Janssen shall conduct all Development of Licensed Compounds and Licensed Products in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law including, as applicable, those relating to GLP, GCP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

Section 5.6.1 is amended by replacing it in its entirety with the following:

5.6.1. Responsibility; Diligence. Subject to Section 5.6.2, Janssen shall have the sole right and authority, at its sole cost and expense, to Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory. Janssen shall use Commercially Reasonable Efforts to Commercialize each Licensed Product, whether it is the Initial Product or a 2nd Generation Product, in each of the Major Market Countries following receipt of Marketing Approval of such Licensed Product in the applicable country. Janssen shall conduct all such Commercialization in accordance with the terms and conditions of this Agreement and in compliance with Applicable Law.

Section 5.6.2(b) is amended by replacing it in its entirety with the following:

(b) Co-Detailing Option.  Janssen hereby grants Protagonist an option to provide, at Protagonist’s election, up to thirty percent (30%) of the Details for Licensed Products  (other than Combination Products) in the U.S. for all approved Indications, as further described in this Section 5.6.2 (the “Co-Detailing Option”).  Protagonist shall have the right to exercise the Co-Detailing Option independently with respect to the Initial Product and each 2nd Generation Product that Janssen Commercializes.  Notwithstanding the foregoing, (i) if Protagonist does not exercise the Co-Detailing Option with respect to the first Initial Product for which Janssen delivers top-line results in accordance with Section 5.6.2(c), then the Co-Detailing Option shall not apply to any future Initial Products and this Section 5.6.2 shall become null and void with respect to the Initial Products, and (ii) if Protagonist does not exercise the Co-Detailing Option with respect to a particular 2nd Generation Product for which Janssen delivers top-line results in accordance with Section 5.6.2(c), then the Co-Detailing Option shall no longer apply to such 2nd Generation Product and this Section 5.6.2 shall become null and void with respect to such 2nd Generation Product.  If Protagonist exercises the Co-Detailing Option with respect to two or more Licensed Products, Protagonist shall not have the right to provide more than thirty percent (30%) of the aggregate number of Details for all such Licensed Products nor more than thirty percent (30%) of the Details for any such Licensed Product.   Notwithstanding the foregoing, Janssen shall have the right, upon [*] written notice where such Co-Detailing Option has not as of such time been exercised, or upon [*] written notice where such option has as of such time been exercised by Protagonist, to terminate the Co-Detailing Option and Protagonist’s rights under this Section 5.6.2 in the event of the occurrence of a Restricted Change of Control of Protagonist or an assignment of this Agreement in its entirety by Protagonist (other than an assignment to

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

an Affiliate of Protagonist), unless Janssen otherwise consents, which consent may be withheld in Janssen’s sole discretion.

VII.     License Grants

Section 6.1.2 is hereby amended by replacing it in its entirety with the following:

6.1.2. Prior to the start of the License Term,  and subject to Section 4.1.4(c), neither Party shall conduct any Development, Manufacture or Commercialization of the Licensed Compounds or Licensed Products except pursuant to a Research Plan or a Development Plan or as otherwise expressly permitted by this Agreement.

Section 6.3.1 is hereby amended to read in its entirety as follows:

6.3.1. Development Term Sublicensing. Prior to the start of the License Term, except as set forth in Section 3.6.2, Janssen may not sublicense to any Third Party any of the rights granted to it by Protagonist under Section 6.1.1 without the prior written consent of Protagonist, which consent shall not be unreasonably withheld or delayed by Protagonist. Janssen may grant sublicenses to one or more Affiliates without the consent of Protagonist.

Section 6.3.2 is hereby amended to read in its entirety as follows:

6.3.2. License Term Sublicensing. During the License Term, Janssen may grant and authorize sublicenses of any of the rights granted to it by Protagonist under Section 6.1.1 without the consent of Protagonist to one or more of its Affiliates or to one or more Third Parties through multiple tiers. Each sublicense shall be pursuant to a written agreement that is subject to and consistent with the terms and conditions of this Agreement. Janssen shall remain directly responsible and fully liable to Protagonist for the performance of each sublicensee in accordance with this Agreement. Janssen shall provide to Protagonist a copy of each sublicense agreement that grants to any Third Party rights to Develop and/or Commercialize a Licensed Compound or License Product, within [*] following the execution thereof, provided that Janssen shall be permitted to redact commercially sensitive terms to the extent such terms are not necessary for Protagonist to confirm its rights hereunder.  Notwithstanding the foregoing, Janssen shall not be obligated to provide to Protagonist any sublicense agreement that is solely for the performance of services on behalf of Janssen, its Affiliates or its sublicensees, provided that such service provider does not obtain under such agreement any rights to Develop or Commercialize any Licensed Compound or Licensed Product for its own account.

Section 6.7 is hereby amended to read in its entirety as follows:

6.7. Exclusivity.

6.7.1.   During the Exclusivity Period, neither Protagonist nor any of its Affiliates shall (a) Develop (including research), Manufacture, make, have made, use, have used, Commercialize, import, have imported, sell, have sold, offer for sale or have offered for

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

sale any Competing Product for any IBD Indication; or (b) collaborate with, license, enable or otherwise authorize or grant any rights to any Third Party to do any of the activities described in clause (a), or enter into any agreement, amendment to an existing agreement or option to do any of the activities described in clause (a), except in any case (clause (a) or (b)) to the extent necessary to perform Protagonist’s obligations under this Agreement. The restrictions set forth in this Section 6.7 shall not apply to an Acquirer of Protagonist, provided that such Acquirer Segregates any activities that would otherwise be prohibited by this Section 6.7.

6.7.2. For purposes of this Section 6.7:

(a)        “Competing Product” means any product comprising a peptide or small molecule that (i) has an IC50 value of less than or equal to [*] nanomolar (nM), as determined in the [*]; or (ii) has an affinity (Kd) for IL23R less than or equal to [*]nM, as determined by [*], and, in each of case (i) and (ii), is Directed to IL23R.

(b)        “Exclusivity Period” means the period commencing on the Effective Date and terminating on the date of Initiation of the first Phase 3 Clinical Trial (including Initiation of the Phase 3 portion of a Phase 2/3 Clinical Trial) of the first Licensed Product;

(c)        “IBD Indication” means any chronic intestinal disease that is characterized by inflammation of the bowel, including, without limitation, UC and CD;

(d)        “Directed to IL23R” means, with respect to a product:

(i)         Protagonist or its Affiliates Develop (including research) or Commercialize such product based on its antagonist activity against IL23R; or

(ii)       Protagonist or its Affiliates test such product to assess its activity against IL23R, where such testing is not required by Applicable Law or requested by a Regulatory Authority.

and

(e)        “Segregate” means, with respect to an activity, to use reasonable, good faith efforts to segregate such activity from the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement, including using such efforts to ensure that: (i) no personnel involved in performing such activity on behalf of the Acquirer have access to non-public plans or information relating to the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement; and (ii) no personnel involved in performing the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement have access to non-public plans or information relating to such activity of the Acquirer.

VIII.    Financial Terms

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 7.1 is hereby amended by replacing it in its entirety with the following:

7.1. Upfront Payments. On or after the Effective Date, Protagonist shall submit an invoice to Janssen for Fifty Million Dollars ($50,000,000) as a one-time, non-refundable, non-creditable upfront payment in partial consideration of the license and rights granted by Protagonist to Janssen under this Agreement. Such invoice shall be due and payable within [*] after receipt of such invoice by Janssen.  On or after the First Amendment Effective Date, Protagonist shall submit an invoice to Janssen for Twenty Five Million Dollars ($25,000,000) as a one-time, non-refundable, non-creditable payment. Such invoice shall be due and payable within [*] after receipt of such invoice by Janssen.

Section 7.2 is hereby amended by replacing it in its entirety with the following:

7.2. Cost Sharing and Reimbursement.

7.2.1.   Phase 1 Costs.  Protagonist shall be responsible for one hundred percent (100%) of the Phase 1 Development Costs and Phase 1 CMC Development Costs for the Initial Product.  Subject to Section 3.3.1, Protagonist shall be responsible for one hundred percent (100%) of the Phase 1 Development Costs and Phase 1 CMC Development Costs for first Phase 1 Clinical Trial and associated Phase 1 Activities and Collaboration CMC Activities for the first 2nd Generation Product, up to a cumulative maximum of [*], after which Janssen shall bear such costs for such Clinical Trial.   For the first Clinical Trial of the second and third 2nd Generation Product (if any), and for any other first Phase 1 Clinical Trial and associated Phase 1 Activities and Collaboration CMC Activities of any further 2nd Generation Product for which Protagonist is responsible for conducting pursuant to Section 3.3.1(b), [*] per Clinical Trial, after which Janssen shall bear such costs for such Clinical Trial) (with respect to a Party, such percentage is referred to as its “Specified Phase 1  Percentage”).  Janssen shall bear all Phase 1 Development Costs and Phase 1 CMC Development Costs other than those described in this Section 7.2.1 as being the responsibility of Protagonist.  For clarity, all Phase 1 Development Costs and Phase 1 CMC Development Costs for any Janssen Phase 1 Clinical Trial shall be borne solely by Janssen.

7.2.2.   Phase 2 Costs.

Protagonist shall be responsible for twenty percent (20%) and Janssen shall be responsible for eighty percent (80%) of Phase 2 Development Costs and Phase 2 CMC Development Costs for the Initial Product and for the first Phase 2 Clinical Trial to be conducted for each of the first two 2nd Generation Compounds (with respect to a Party, such percentage is referred to as its “Specified Phase 2 Percentage”). Notwithstanding the foregoing,

(a)        with respect to the Initial Product, Protagonist’s cumulative responsibility under this Section 7.2.2 shall not exceed [*]; and

(b)        with respect to the 2nd Generation Products, Protagonist’s  cumulative responsibility under this Section 7.2.2 shall not exceed [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Janssen shall bear all Phase 2 Development Costs and Phase 2 CMC Development Costs other than those described in this Section 7.2.2.

7.2.3    Other Development Costs.  Janssen shall be responsible for one hundred percent (100%) of the Collaboration CMC Costs for any Phase 3 Clinical Trial(s) incurred by either Party or any of their Affiliates and all other costs of Development of the Initial Compound, Initial Product, 2nd Generation Compounds and 2nd Generation Products other than as set forth in Sections 3.9.2, 7.2.1 and 7.2.2.

7.2.4.   Reporting.  Within [*] after the end of each Calendar Quarter during which either Party incurs any Phase 1 Development Costs, Phase 1 CMC Development Costs, Phase 2 Development Costs, Phase 2 CMC Development Costs or Collaboration CMC Costs (collectively, “Development Costs”) for which the other Party is responsible pursuant to Section 7.2.1, each Party will provide a written report  to the other Party setting forth in reasonable detail such Development Costs incurred by it and its Affiliates during such Calendar Quarter.

7.2.5.   Reconciliation.  If a Party  (a) incurs more than its Specified Percentage of Development Costs for a Calendar Quarter, or, with respect to Protagonist, if its Specified Percentage exceeds the caps set forth in Section 7.2.1 or 7.2.2, or (b) incurs Development Costs for which the other Party is responsible pursuant to Section 7.2.1, 7.2.2 or 7.2.3 in such Calendar Quarter, such Party shall be able to reconcile so that it only bears the Development Costs for which it is responsible.  Each Party shall, within [*] after delivery of the reports for such Calendar Quarter, invoice the other Party for an amount sufficient to reconcile its incurred costs to only such Development Costs for which it is responsible.  Such invoices shall be sent by the Parties only after all expenses incurred by each Party in such Calendar Quarter have been agreed by the Parties and, if undisputed, shall be payable (i) within [*] after receipt or, (ii) if disputed by the Party receiving such invoice, within [*] after resolution of such dispute and, if such dispute is resolved against the invoicing Party, receipt of a correct invoice.  “Specified Percentage” means the Phase 1 Specified Percentage or the Phase 2 Specified Percentage, as applicable.

7.2.6.   Overruns.  Notwithstanding the foregoing:

(a)        in the event a Party performing Phase 1 Activities or Phase 2 Activities for which it is responsible under the applicable Development Plan incurs more than [*] of aggregate Development Costs budgeted for such activities in the applicable Development Budget (the amount more than [*],  “Excess Development Costs”), the other Party shall not be obligated to bear its Specified Percentage of such Excess Development Costs , except: (a) if the JSC approves such Excess Development Costs (either before or after they are incurred); or (b) to the extent such Excess Development Costs are attributable to (i) a change in Applicable Law, (ii) a force majeure event, (iii) variation in actual patient enrollment from

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

projected patient enrollment, (iv) a change to a Clinical Trial protocol required or requested by any Regulatory Authority, or (v) unanticipated increases in the cost of raw materials; and

(b)        in the event a Party performing Collaboration CMC Activities for the Phase 1 Activities or Phase 2 Activities for which it is responsible under the CMC Development Plan incurs more than [*] of aggregate Development Costs budgeted for such Collaboration CMC Activities in the applicable Development Budget, the other Party shall not be obligated to bear its Specified Percentage of such Excess Development Costs, except: (a) if the JSC approves such Excess Development Costs (either before or after they are incurred); or (b) to the extent such Excess Development Costs are attributable to (i) a change in Applicable Law, (ii) a force majeure event, or (iii) unanticipated increases in the cost of raw materials.

7.2.7.   Disputes.  Any disputes with respect to the amounts set forth in a report or invoice delivered under this Section 7.2 that are not resolved by the Parties within [*] after such dispute is first raised shall be referred to the JSC for attempted resolution.  If the JSC does not resolve such dispute within [*], the Parties shall mutually select and engage an independent Third Party accounting firm that has no auditing or other financial relationship with either Party or any of its Affiliates to resolve such matter.  Such accounting firm shall, as soon as reasonably practicable after such firm is engaged, deliver a report to each Party with its analysis and determination of such matter.  Such determination shall be final and binding on the Parties.  The costs of such firm’s services shall be shared equally by the Parties.

7.2.8.   Audits.  The audit rights set forth in Section 7.7 shall apply to any payment made pursuant to this Section 7.2.

7.2.9.   No Double Charges.  Neither Party will double charge the other Party for any FTE Costs or other costs or expenses subject to reimbursement under this Section 7.2.

Section 7.3 is hereby amended by replacing it in its entirety with the following:

7.3. Development and Approval Milestones.

7.3.1.   Janssen will notify Protagonist in writing within [*] after the first achievement by Janssen or any of its Affiliates or sublicensees of any of the milestone events set forth in the table below (each, a “Milestone Event”). In consideration of the rights and licenses granted to Janssen hereunder, Janssen shall pay to Protagonist the applicable milestone payment set forth in the tables below (each, a “Milestone Payment”) within [*] after receipt of an invoice from Protagonist with respect to achievement of each Milestone Event that occurs prior to or on the Phase 2A Completion Date and [*] after receipt of an invoice from Protagonist with respect to achievement of each Milestone Event that occurs

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

after the Phase 2A Completion Date.

Development and Approval Milestone Events:

Milestone Event	Milestone Payment for Initial Product	Milestone Payment for 2nd Generation Product
A. [*]	[*]	[*]
B. [*]	[*]	[*]
C. [*]	[*]	[*]
D. Phase 3 Clinical Trial for CD Meets primary clinical endpoint	US$100,000,000	US$115,000,000
E. [*]	[*]	[*]
F. [*]	[*]	[*]
G. [*]	[*]	[*]
H. [*]	[*]	[*]
I. [*]	[*]	[*]
J. [*]	[*]	[*]
K. [*]	[*]	[*]
L. [*]	[*]	[*]
M. [*]	[*]	[*]
N. [*]	[*]	[*]

7.3.2.   Each Milestone Payment shall be payable only once, even if the corresponding Milestone Event occurs more than once or with respect to more than one Licensed Product or (for each of Milestone Events J, K, L and M set forth in in the table in Section 7.3.3) with respect to more than one New Indication. Each Milestone Payment shall be non-refundable and non-creditable.

7.3.3.   With respect to Milestone Event [*],  [*] means [*].  For clarity, if Milestone Event [*] has not been achieved as of such time that Janssen or its Affiliate or sublicensee (a) [*], or (b) [*], then Milestone Event [*] shall be deemed to have been achieved at such time.

7.3.4.   With respect to the Milestone Events set forth in the table above in Section 7.3.1 and subject to Section 7.3.2, if for any reason (a) Milestone A does not occur before the occurrence of Milestone B, then Milestone A shall be deemed to occur concurrently with the occurrence of Milestone B;  (b) Milestone B for a 2nd Generation Product does not occur before the occurrence of Milestone C for a 2nd Generation Product, then Milestone B shall be deemed to occur concurrently with the occurrence of Milestone C; (c) Milestone C for a 2nd Generation Product does not occur before the occurrence of Milestone D for a 2nd Generation Product, then Milestone C shall be deemed to occur concurrently with the occurrence of Milestone D; (d)  Milestone D for the Initial Product or a 2nd Generation Product, respectively, does not occur before the occurrence of Milestone E the Initial Product or a 2nd Generation Product, respectively, then Milestone D shall be deemed to occur concurrently with the occurrence of Milestone E; (e)

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone K  for the Initial Product or a 2nd Generation Product, respectively, does not occur before the occurrence of Milestone L for the Initial Product or a 2nd Generation Product, respectively, then Milestone K shall be deemed to occur concurrently with the occurrence of Milestone L  and (f)  Milestone L for the Initial Product or a 2nd Generation Product, respectively, does not occur before the occurrence of Milestone M for the Initial Product or a 2nd Generation Product, respectively, then Milestone L shall be deemed to occur concurrently with the occurrence of Milestone M.

Section 7.4 is hereby amended by replacing it in its entirety with the following:

7.4.      Sales Milestones. Janssen will notify Protagonist in the applicable royalty report delivered pursuant to Section 7.5.4 the first time the aggregate Net Sales of Initial Products or 2nd Generation Products in any Calendar Year by Janssen, its Affiliates and its sublicensees in the Territory exceed the amounts set forth in the following table (each, a “Sales Milestone Event”). In partial consideration of the rights and licenses granted to Janssen hereunder, Janssen shall pay to Protagonist the applicable milestone payment set forth in the table below (each, a “Sales Milestone Payment”) within [*] after receipt of an invoice from Protagonist with respect to achievement of each Sales Milestone Event. Each Milestone Payment shall be non-refundable and non-creditable.

Annual Aggregate Net Sales in the Territory Milestone Event	Milestone Payment for Initial Product	Milestone Payment for 2nd Generation Product
Upon the first occasion that annual aggregate Net Sales of Licensed Products exceed [*]	[*]	[*]
Upon the first occasion that annual aggregate Net Sales of Licensed Products exceed [*]	[*]	[*]
Upon the first occasion that annual aggregate Net Sales of Licensed Products exceed [*]	[*]	[*]
Upon the first occasion that annual aggregate Net Sales of Licensed Products exceed [*]	[*]	[*]

Section 7.5.1 is hereby amended by replacing it in its entirety with the following:

7.5.1. Royalty Rates. In partial consideration of the licenses and rights granted by Protagonist to Janssen under this Agreement, Janssen shall pay to Protagonist royalties on the aggregate Net Sales of each Licensed Product by Janssen, its Affiliates and sublicensees in each country in the Territory during each Calendar Year of the Royalty Term for such Licensed Product in such country at the rates set forth in the table below.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Annual Aggregate Net Sales of such Licensed Product in the Territory	Royalty Rate
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year less than [*]	[*]%
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year greater than or equal to [*] and less than [*]	[*]%
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year greater than or equal to [*] and less than [*]	[*]%
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year greater than or equal to [*]	[*]%

By way of example, if annual Net Sales of a Licensed Product in the Territory during such Calendar Year were [*], the royalties due with respect to such Licensed Product would equal the sum of (a) [*]% of [*] (i.e., [*]) and (b) [*]% of [*] (i.e., [*]), for a total of [*].

Section 7.7.1 is hereby amended by replacing it in its entirety with the following:

7.7.1. Each Party shall keep (and cause its Affiliates, (sub)licensees and Third Party Subcontractors to keep) complete, true and accurate books of account and records for the purpose of determining the Development Costs shared or reimbursed by the Parties under Section 7.2 (the “Cost Records”); and Janssen shall keep (and cause its Affiliates, sublicensees and Third Party Subcontractors to keep) complete, true and accurate books of account and records for the purpose of determining royalties and Sales Milestone Payments payable by Janssen to Protagonist under Sections 7.4 and 7.5 (the “Royalty Records”).

IX.       Intellectual Property

Section 8.3.2(a) is hereby amended by replacing it in its entirety with the following:

(a)        Prior to the start of the License Term, Janssen shall be responsible for prosecuting or causing to be prosecuted in the United States and in foreign countries Janssen Collaboration Patent Rights and Joint Collaboration Patent Rights, at [*].

Section 8.3.3(a) is hereby amended by replacing it in its entirety with the following:

(a)        Prior to the start of the License Term, Protagonist shall be responsible for prosecuting or causing to be prosecuted in the United States and in foreign countries the Protagonist Patent Rights other than the Joint Collaboration Patent Rights, at [*] as provided in Section 8.3.5.

Section 8.3.3(d) is hereby amended by replacing it in its entirety with the following:

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)        Janssen shall have the right to consult with Protagonist regarding the content of the patent applications included in Protagonist Patent Rights, [*] and correspondence, and to comment thereon to Protagonist, or at Protagonist’s request, to Protagonist’s designated outside counsel. Protagonist shall reasonably consider in good faith all such comments offered by Janssen; provided,  however, that, except as provided below, all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of Protagonist. If Janssen wishes pursue patent protection on an invention relating to a Licensed Product and Protagonist decides not to pursue such patent protection, Janssen shall have the right to pursue in Protagonist’s name, as applicable, patent rights related to such invention (collectively “Janssen Elected Protagonist Patent Rights”) and shall keep Protagonist informed as to the prosecution and maintenance of such Janssen Elected Protagonist Patent Rights. Without limiting the foregoing, prior to the start of the License Term, Janssen may request a patent strategy meeting with Protagonist. Protagonist agrees to reasonably [*] in good faith all of Janssen’s comments at such meeting regarding the patent strategy with respect to the Protagonist IL23 Receptor Inhibitor Patent Rights. Any Patent Costs associated with subsequent actions requested by Janssen at such meeting or relating to the preparation, filing and/or maintenance of Janssen Elected Protagonist Patent Rights shall be at Janssen’s expense.

Section 8.4.1 is hereby amended by replacing it in its entirety with the following:

8.4.1. Each Party shall inform the other Party promptly (and, in any case, within [*]) of learning of any request for, or filing or declaration of, any Patent Proceeding relating to Protagonist Patent Rights or Collaboration Patent Rights for which such Party is responsible. The Parties shall thereafter consult and cooperate fully to determine a course of action with respect to any such Patent Proceeding. Except with respect to Janssen Collaboration Patent Rights following the start of the License Term, each Party has the right to review any submission, within reason, to be made in connection with the Patent Proceeding of the other Party and has the right to provide reasonable comments on any such submission related to Protagonist Patent Rights and Joint Collaboration Patent Rights, provided that such comments shall not be unreasonably withheld or delayed and the responsible Party will consider such comments in good faith.

Section 8.4.2 is hereby amended by replacing it in its entirety with the following:

8.4.2. Prior to the start of the License Term, Protagonist shall have the first right, but not the obligation, to defend any Patent Proceeding relating to Protagonist Patent Rights or Joint Collaboration Patent Rights at its own expense; if Protagonist elects not to defend any such Patent Proceeding then Janssen shall have the right, but not the obligation, to defend such Patent Proceeding (other than any proceeding relating to the Protagonist-Controlled Patent Rights) at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate). Prior to the start of the License Term, Janssen shall have the first right, but not the obligation, to defend any Patent Proceeding relating to Janssen Collaboration Patent Rights at its own expense; if Janssen elects not to defend any such Patent Proceeding then Protagonist shall have the right, but not the obligation, to defend such Patent Proceeding at its own

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate).

Section 8.4.3 is hereby amended by replacing it in its entirety with the following:

8.4.3. Upon the start of the License Term and for the remainder of the Term, (a) Janssen shall have the sole right, but not the obligation, to defend any Patent Proceeding relating to Janssen Collaboration Patent Rights at its own expense, and (b) Janssen shall have the first right, but not the obligation, to defend any Patent Proceeding relating to the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights) or Joint Collaboration Patent Rights at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate). If Janssen elects not to defend any such Patent Proceeding described in subclause (b) of this Section 8.4.3, then Protagonist shall have the right, but not the obligation, to defend such Patent Proceeding at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate).

Section 8.5.2 is hereby amended by replacing it in its entirety with the following:

8.5.2. Prior to the start of the License Term:

(a) Protagonist shall have the right, but not the obligation, to initiate and prosecute any such legal action, or to control the defense of any declaratory judgment action relating, to the Protagonist Patent Rights (other than Joint Collaboration Patent Rights) or any Protagonist Know-How at its own expense.  The costs of any legal action commenced or the defense of any declaratory judgment shall be borne by Protagonist. Protagonist shall promptly inform Janssen if it elects not to exercise such right with respect to Protagonist Patent Rights and Janssen shall thereafter have the right at its sole cost to either initiate and prosecute such action or to control the defense of such declaratory judgment action (other than with respect to any Protagonist-Controlled Patent Rights) in the name of Protagonist and, if necessary, Janssen. Each Party shall have the right to be represented by counsel of its own choice.

(b) Janssen shall have the right, but not the obligation, to initiate and prosecute any such legal action at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate), or to control the defense of any declaratory judgment action relating to Janssen Collaboration Patent Rights, Joint Collaboration Patent Rights or any Janssen Collaboration Know-How. The costs of any legal action commenced or the defense of any declaratory judgment shall be borne by Janssen. Janssen shall promptly inform Protagonist if it elects not to exercise such right with respect to Collaboration Patent Rights and Protagonist shall thereafter have the right at its sole cost to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Protagonist and, if necessary, Janssen. Each Party shall have the right to be represented by counsel of its own choice.

Section 8.5.3 is hereby amended by replacing it in its entirety with the following:

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.5.3. Upon the start of the License Term:

(a) Janssen shall have the right, but not the obligation, to initiate and prosecute any such legal action, or to control the defense of any declaratory judgment action relating to, the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights, but including any Protagonist Collaboration Patent Rights and any Joint Collaboration Patent Rights) or Joint Collaboration Patent Rights, or any Protagonist Know-How or Collaboration Know-How, at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate). The costs of any legal action commenced or the defense of any declaratory judgment shall be borne by Janssen. Janssen shall promptly inform Protagonist if it elects not to exercise such right with respect to such Protagonist Patent Rights or Protagonist Know-How and Protagonist shall thereafter have the right at its sole cost to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Protagonist and, if necessary, Janssen; provided,  however, that Protagonist shall not have the right to initiate or prosecute such action, or to control the defense of such declaratory judgment action, to the extent it relates to any Protagonist IL23 Receptor Inhibitor Patent Right without Janssen’s prior written consent, which Janssen may grant in its sole discretion. Each Party shall have the right to be represented by counsel of its own choice.

(b) Janssen shall be solely responsible for the enforcement or defense of any Janssen Collaboration Patent Rights and shall have no obligation to Protagonist with respect to such enforcement or defense, except as set forth in Section 8.5.5 (provided that Protagonist shall have no right of consultation or approval with respect to any proposed settlement).

(c) Protagonist shall be solely responsible for the enforcement or defense of any Protagonist-Controlled Patent Rights. Janssen shall have the right to consult with Protagonist regarding such enforcement or defense of any Retained Patent Rights, and to comment thereon to Protagonist, or at Protagonist’s request, to Protagonist’s designated outside counsel. Protagonist shall reasonably consider in good faith all such comments offered by Janssen; provided,  however, that all final decisions respecting conduct of such enforcement or defense shall rest solely in the discretion of Protagonist, so long as such decisions do not adversely impact the Protagonist IL23 Receptor Inhibitor Patent Rights.

Section 8.6 is hereby amended by replacing it in its entirety with the following:

8.6. Patent Term Restoration. The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents (“Patent Term Restoration”) in any country in the Territory where applicable to Protagonist Patent Rights and Joint Collaboration Patent Rights. Janssen shall be solely responsible for any Patent Term Restoration relating to Janssen Collaboration Patent Rights and, after the start of the License Term, the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights), and shall report to Protagonist on the status thereof through the Patent Representatives, but shall otherwise have no obligation to Protagonist with respect thereto.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 8.10 is hereby amended by replacing it in its entirety with the following:

8.10. Third Party In-Licenses.

8.10.1. During the Term, Protagonist shall be responsible for the payment of any amounts that become due to any Third Party under any agreement to which Protagonist is a party that is in effect on the Effective Date (including any Existing Protagonist License Agreements) as a result of either Party’s activities with respect to the Licensed Compounds or Licensed Products under this Agreement. In the event Janssen makes any such payment to a Third Party, Protagonist shall reimburse Janssen for such amount.

8.10.2. Prior to the start of the License Term, neither Party shall obtain a license from a Third Party under any Third Party Blocking Intellectual Property Rights without first
(i) discussing the proposed license with the other Party, (ii) obtaining the consent of the other Party, (such consent not to be unreasonably withheld, conditioned, or delayed), and (iii) if applicable, agreeing upon the allocation of any royalties or other consideration payable to such Third Party between those related to the use of such Third Party Blocking Intellectual Property Rights for Licensed Compounds or Licensed Products under this Agreement and those related to the use of such Third Party Blocking Intellectual Property Rights for any other products covered by such license. Such royalties and other consideration allocable to Licensed Compounds and Licensed Products will, unless otherwise agreed by the Parties, be shared in accordance with the principles set forth in Section 7.2 during the Development Term and be subject to the royalty reduction provisions set forth in Section 7.5.2(a) during the License Term. For the avoidance of doubt, any rights or licenses which a Party obtains under Third Party Blocking Intellectual Property Rights as a result of a merger with or acquisition of a Third Party who had prior to such transaction obtained such Third Party Blocking Intellectual Property Rights shall not be deemed a violation of this Section 8.10.2.

8.10.3. On and after the start of the License Term, if Janssen or its Affiliate or sublicensee is required, or [*] it necessary for Janssen or one of its Affiliates or sublicensees, to obtain a license from a Third Party under any Third Party Blocking Intellectual Property Rights in a country, Janssen (or its Affiliate or sublicensee) shall have the sole right to obtain such license. Such royalties and other consideration allocable to Licensed Compounds and Licensed Products will, unless otherwise agreed by the Parties, be subject to the royalty reduction provisions set forth in Section 7.5.2(a) during the License Term. On and after the start of the License Term, Protagonist shall not obtain a license from a Third Party under any Third Party Blocking Intellectual Property Rights without Janssen’s prior written consent. For the avoidance of doubt, any rights or licenses which Protagonist obtains under Third Party Blocking Intellectual Property Rights as a result of a merger with or acquisition of a Third Party who had prior to such transaction obtained such Third Party Blocking Intellectual Property Rights shall not be deemed a violation of this Section 8.10.3.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.10.4. To the extent (a) Protagonist obtains a license from a Third Party after the Execution Date under any Know-How or Patent Rights that (i) fall within the definition of Protagonist Know-How or Protagonist Patent Rights and (ii) are not Third Party Blocking Intellectual Property Rights and (b) the sublicensing of such Know-How or Patent Rights hereunder to Janssen triggers payments to such Third Party under such license agreement, they shall not be automatically sublicensed to Janssen hereunder as Protagonist Know-How or Protagonist Patent Patents unless and until Janssen and Protagonist agree on the appropriate allocation of any royalties or other consideration payable to such Third Party between those related to the use of such Know-How or Patent Rights for Licensed Compounds or Licensed Products under this Agreement and those related to the use of such Know-How or Patent Rights for any other products covered by such license. Such royalties and other consideration allocable to Licensed Compounds and Licensed Products will,  unless otherwise agreed by the Parties, be shared in accordance with the principles set forth in Section 7.2 during the Development Term.

X.         Confidentiality; Publicity

Section 9.9 is hereby amended by replacing it in its entirety with the following:

9.9. Scientific Publications. Either Party may make oral or written publications (such as any abstracts, manuscripts, posters, slide presentations or other materials) of any activities or results relating to a Licensed Compound or Licensed Product, provided that (a) Janssen shall not have such right until the start of the License Term, except with Protagonist’s prior written consent, which consent will not be unreasonably withheld, (b) the other Party shall first have the right to review and comment on a draft of any such material proposed for publication by such Party, including for purposes of ensuring that none of its Confidential Information is disclosed without its consent, and (c) such Party may not include any Confidential Information of the other Party in such publication without the other Party’s prior written consent, which consent will not be unreasonably withheld. The publishing Party shall deliver a complete draft to the other Party at least [*]  ([*] in the case of abstracts) prior to submitting the material to a publisher or initiating any other release. The non-publishing Party shall review any such material and give its comments to the publishing Party within [*]  ([*] in the case of abstracts) after the delivery of such draft to the non-publishing Party, and the publishing Party shall consider such comments in good faith. The publishing Party shall comply with the non-publishing Party’s request to: delete from any such proposed publication material prior to its submission or release any references to the non-publishing Party or any of its Confidential Information; or delay any submission or release for a period of up to an additional [*] to permit the non-publishing Party to prepare and file, or have prepared and filed, any patent applications for any Collaboration Inventions as contemplated hereunder. For the avoidance of doubt, this Section 9.9 shall not apply to public disclosures required by Applicable Laws or the rules of the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock markets in other countries, as applicable, which are governed by Sections 9.4 and 9.5.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

XI.       Representations and Warranties

Section 10.5.1 is hereby amended by replacing it in its entirety with the following:

10.5.1. Assignments. Each Party shall ensure that each individual employee or agent performing activities set forth in a Development Plan on behalf of such Party or its Affiliate during the Research Term or applicable Development Term shall have entered into an agreement with such Party or its Affiliate prior to the performance of any work thereunder by such employee or agent providing for the assignment to such Party or its Affiliate of all inventions and discoveries, whether or not patentable, made or arising in the course of the performance of such activities.

XII.     Term and Termination

Section 12.6.1(c) is hereby amended by replacing it in its entirety with the following:

(c) If this Agreement is terminated by Janssen during the conduct of any Phase 2 Activities or Collaboration CMC Activities for the Phase 2 Activities, Protagonist shall have [*] after the date that Janssen notifies Protagonist of termination (or, in the event of termination pursuant to Section 4.1.4 or Section 4.2.4, the date of termination under Section 4.1.4 or Section 4.2.4, as applicable) to notify Janssen (i) whether Protagonist elects to have Janssen complete or wind down any such on-going Phase 2 Activities and (ii) whether Protagonist elects to have Janssen wind down or transfer to Protagonist any such ongoing Collaboration CMC Activities. Notwithstanding the foregoing, if Janssen terminates this Agreement pursuant to Section 12.3 or 12.4, then Protagonist shall not have the right to make the election described in this paragraph and Janssen shall wind down any ongoing activities as soon as practicable after the date of notice of termination. The following provisions of this Section 12.6.1(c) shall apply after Protagonist makes such elections.

(1)        If Protagonist elects to have Janssen wind down on-going Phase 2 Activities or Collaboration CMC Activities, then Janssen shall wind-down such Phase 2 Activities or Collaboration CMC Activities as soon as practicable, subject to compliance with ethical and legal requirements, and the Parties shall continue to share the costs of such activities in accordance with Section 7.2 until such wind-down is complete.

(2)        If Protagonist elects to have Janssen complete on-going Phase 2 Activities, then (x) Janssen shall continue to conduct such Phase 2 Activities in accordance with Article 3, (y) Protagonist shall be responsible for all of the Phase 2 Development Costs for such activities incurred after the effective date of termination, except that for a Licensed Product containing the Initial Compound, Janssen shall be responsible for [*] after the effective date of termination, and (z) Article 2, Article 3 (other than Sections 3.4.5 and 3.4.6), Section 4.2.1, Article 6 and Section 10.5 shall survive to the extent applicable to, or necessary to conduct, such Phase 2 Activities, until the Phase 2 Data Package is delivered by Janssen to Protagonist in accordance with Section 4.2.1.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(3)        If Protagonist elects to have Janssen transfer to Protagonist on-going Collaboration CMC Activities, then Janssen shall use Commercially Reasonable Efforts to transfer, and Protagonist shall use Commercially Reasonable Efforts to assume, such activities as promptly as practicable (and, in any event, within [*] after the effective date of termination). The Parties shall continue to share the costs of such activities in accordance with Section 7.2 until the effective date of termination and, thereafter, the costs of such activities shall be borne solely by Protagonist; provided,  however, that each Party shall bear its own costs associated with the transfer of such Collaboration CMC Activities from Janssen to Protagonist. Protagonist shall reimburse Janssen for any such costs for which Protagonist is solely responsible incurred by Janssen and its Affiliates after the effective date of termination.

Section 12.6.1(g) is hereby amended by replacing it in its entirety with the following:

(g)        Janssen shall, and hereby does, grant to Protagonist, as of the effective date of termination, on behalf of Janssen and its Affiliates, an exclusive (even as to Janssen and its Affiliates), perpetual, royalty-free, freely sublicensable through multiple tiers, transferable license under the Janssen Collaboration Know-How, Janssen Collaboration Patent Rights and Janssen’s interest in the Joint Collaboration Patent Rights, whether related to the Initial Compound,  any Initial Product, any 2nd Generation Compound or any 2nd Generation Product, solely to the extent necessary to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.

Section 12.6.2 is hereby deleted in its entirety.

XIII.    Protagonist IL23 Receptor Inhibitor Patent Rights

The following is hereby added to Schedule 1.97:

Cooley Docket Number	Title	Application No.	Application Date	Country
[*]	[*]	[*]	[*]	[*]

XIV.    Other Provisions.

The Parties hereby confirm and agree that, as amended herein, the Agreement remains in full force and effect.  This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Signatures transmitted via PDF shall be treated as original signatures.  Article 14 of the Agreement shall apply, mutatis mutandis, to this First Amendment.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit H - 2nd Generation Development Plan

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit I – Updated Clinical Development Plan

[*]

{Signature Page Follows}

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the First Amendment Effective Date by their duly authorized representatives as set forth below.

Protagonist Therapeutics, Inc.		Janssen Biotech, Inc.

By:	Dinesh V. Patel	By:	Austin Clayton

Name:	Dinesh V. Patel	Name:	Austin Clayton

Title:	President & CEO	Title:	VP, Law